Exhibit 99.1

NEWS RELEASE

Date:	February 13, 2018
From:	Archie M. Brown, Jr., President and Chief Executive Officer
MainSource Financial Group | 812-663-6734

FIRST FINANCIAL BANCORP AND MAINSOURCE FINANCIAL GROUP, INC. ANNOUNCE BUYER IN PENDING DIVESTITURE OF 5 MAINSOURCE BRANCHES

Cincinnati, Ohio and Greensburg, Indiana — First Financial Bancorp (NASDAQ:FFBC) and MainSource Financial Group, Inc. (NASDAQ:MSFG) today announced that, in connection with their proposed merger, MainSource Bank will sell 5 branches in the Decatur and Bartholomew, Indiana Counties, with approximately $160 million in total deposits and $134 million in total loans as of December 31, 2017, to German American Bancorp, the banking subsidiary of German American Bancorp, Inc. (NYSE: GABC). The sale is in connection with a previously-announced agreement between First Financial, MainSource and the U.S. Department of Justice in order to resolve the Department’s competitive concerns about First Financial’s proposed acquisition of MainSource.  First Financial’s proposed acquisition of MainSource is subject to the final approval of the Board of Governors of the Federal Reserve System. In addition, the sale of the branches to German American is subject to the receipt of regulatory approvals from the relevant federal and state banking agencies.

Employees of the five branches to be divested, approximately 28, will join the workforce of German American following the receipt of required regulatory approvals. First Financial and MainSource will be providing additional information to customers of the branches slated for divestiture about the divestiture, although branch conversions are not anticipated to be completed until the second quarter of 2018.

The branches included in the sale are located at:

Greensburg Plaza Decatur County 304 E 10th Street, Greensburg, IN 47240

Columbus Downtown Bartholomew County 529 Washington Street, Ste 100 Columbus, IN 47201

Columbus Drive Thru Bartholomew County 803 Washington Street, Columbus, IN 47201

Columbus North Bartholomew County 1901 25th Street, Columbus, IN 47201

Columbus West Bartholomew County 2310 W Jonathan Moore Pike, Columbus, IN 47202

Archie Brown, President and CEO of MainSource Bank, stated, “I am pleased to announce that German American Bancorp will be purchasing the five MainSource branches required to be divested under our agreement with the Department of Justice. This signals another important step to finalizing our merger with First Financial and we look forward to working with both banks to ensure a smooth transition for all those involved.”

2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |   Phone 812-663-6734  |   MainSourceBank.com

There are no changes expected to MainSource Bank customer accounts or branches until after the sale to German American Bancorp is completed. In addition, MainSource Bank and First Financial Bank will continue to work toward a smooth transition for all customers impacted by the merger. The divestiture of the five branches to German American Bancorp will be completed prior to conversion of MainSource Bank customers into First Financial Bank.

MainSource Bank was advised by the investment banking firm Keefe, Bruyette & Woods, Inc., a Stifel Company.  German American Bancorp was advised by Raymond James, Inc.

About MainSource

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.6 billion. MainSource operates 88 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana. For more information about MainSource Bank, visit www.mainsourcebank.com.

About First Financial

First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of December 31, 2017, the Company had $8.9 billion in assets, $6.0 billion in loans, $6.9 billion in deposits and $930.7 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its four lines of business: Commercial and Private Banking, Retail Banking, Investment Commercial Real Estate and Commercial Finance. These business units provide traditional banking services to business and retail clients. Commercial and Private Banking includes First Financial Wealth Management, which provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.7 billion in assets under management as of December 31, 2017. The Company’s primary operating markets are located in Ohio, Indiana and Kentucky where it operates 94 banking centers, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Forward-Looking Statements

Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the proposed merger (the “Merger”) between MainSource Financial Group (“MainSource”) and First Financial Bancorp (“First Financial”), which are subject to numerous assumptions, risks and uncertainties.  Words such as “believes,” “anticipates,” “likely,” “expected,” “estimated,” “intends” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Please refer to each of  MainSource’s and First Financial’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control.  It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  In addition to factors previously disclosed in reports filed by  MainSource and First Financial with the SEC, risks and uncertainties for  MainSource, First Financial and the combined company include, but are not limited to:  the possibility that any of the anticipated benefits of the proposed Merger will not be realized or will not be realized within the expected time period; the risk that integration of  MainSource’s operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the inability to close the Merger in a timely manner; diversion of management’s attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the Merger, including receipt of required regulatory and other approvals; the failure of the proposed Merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the Merger on  MainSource’s, First Financial’s or the combined company’s respective customer relationships and operating results; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.  All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing.  Except as required by law, neither MainSource nor First Financial assumes any obligation to update any forward-looking statement.